Exhibit 99.1

Ault Alliance Announces Record Preliminary 2023 Revenue of $153 Million, up 30% from 2022

LAS VEGAS--(BUSINESS WIRE) – February 27, 2024 – Ault Alliance, Inc. (NYSE American: AULT), a diversified holding company (“Ault Alliance,” or the “Company”), today announced its preliminary financial results for the twelve-month period ended December 31, 2023.

Full year 2023 highlights include:

•	Preliminary revenue for the year ended December 31, 2023 increased by $35.4 million, or 30%, to a record $153.0 million, from $117.6 million for the year ended December 31, 2022;

•	Revenue excludes results from discontinued operations at Ault Global Real Estate Equities, Inc. (“AGREE”) as Company’s real estate properties, which include recently renovated hotels and land, met the criteria for classification as held for sale;

•	Revenue for the year ended December 31, 2023 would have been $169.2 million if it had included AGREE;

•	Sentinum, Inc. (“Sentinum”) data center and Bitcoin mining revenue grew approximately 97% from the prior period from $17.8 million to $34.5 million;

•	Circle 8 Crane Services, LLC (“Circle 8”) revenue growth of approximately 1696% from the prior period from $2.7 million to $49.2 million (Circle 8’s revenue growth is primarily attributable to full year of ownership); and

•	Giga-tronics, Inc. (“GIGA”), a defense industry company, had revenue growth of approximately 25% from the prior fiscal year from $30.3 million to $37.8 million.

Revenues by segment for the twelve months ended December 31, 2023, were as follows:

Segment	2023	2022
Sentinum	$34,523,000	$17,798,000
Ault Capital Group	118,488,000	99,839,000
Total revenue	$153,011,000	$117,637,000

AGREE (discontinued operations)	$16,161,000	$16,697,000
Total including AGREE	$169,172,000	$134,334,000

Milton “Todd” Ault III, Founder and Executive Chairman of Ault Alliance, reflected on the year-over-year growth, saying, “The Company continues to post strong year-over-year revenue growth. This year, we are pleased to announce that our operations now report under two subsidiaries, Sentinum and Ault Capital Group, to better reflect our diverse and strategic interests. Sentinum’s focus on data center operations and Bitcoin mining, along with Ault Capital Group’s management of our varied operating companies and investments, positions us to better capitalize on the opportunities for our asset base.”

“Additionally, the recent uptick in Bitcoin prices has positively impacted our outlook, enhancing the future prospects for Sentinum and, by extension, the company as a whole. We have previously announced plans to focus on properly monetizing our existing asset base and unlocking the true value of our assets through streamlining operations and maintaining a focus on profitability at each entity. The Company has experienced massive growth over the last three years and will concentrate on digesting this growth and optimizing operations while being attentive stewards of our asset base.”

For more information on Ault Alliance and its subsidiaries, Ault Alliance recommends that stockholders, investors, and any other interested parties read Ault Alliance’s public filings and press releases available under the Investor Relations section at www.Ault.com or at www.sec.gov.

About Ault Alliance, Inc.

Ault Alliance, Inc. is a diversified holding company pursuing growth by acquiring undervalued businesses and disruptive technologies with a global impact. Through its wholly and majority-owned subsidiaries and strategic investments, Ault Alliance owns and operates a data center at which it mines Bitcoin and offers colocation and hosting services for the emerging artificial intelligence ecosystems and other industries, and provides mission-critical products that support a diverse range of industries, including a metaverse platform, oil exploration, crane services, defense/aerospace, industrial, automotive, medical/biopharma, consumer electronics, hotel operations and textiles. In addition, Ault Alliance extends credit to select entrepreneurial businesses through a licensed lending subsidiary. Ault Alliance’s headquarters are located at 11411 Southern Highlands Parkway, Suite 240, Las Vegas, NV 89141; www.Ault.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “believes,” “plans,” “anticipates,” “projects,” “estimates,” “expects,” “intends,” “strategy,” “future,” “opportunity,” “may,” “will,” “should,” “could,” “potential,” or similar expressions. Statements that are not historical facts are forward-looking statements. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties.

Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update any of them publicly in light of new information or future events. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors. More information, including potential risk factors, that could affect the Company’s business and financial results are included in the Company’s filings with the U.S. Securities and Exchange Commission, including, but not limited to, the Company’s Forms 10-K, 10-Q and 8- K. All filings are available at www.sec.gov and on the Company’s website at www.Ault.com.

Ault Alliance Investor Contact:

IR@Ault.com or 1-888-753-2235